Exhibit 10.111

COMMERCIAL LEASE AGREEMENT

THIS LEASE (this “Lease”) dated this 1st day of November, 2019

BETWEEN:

Apple Moving, INC. of 8213-A Shoal Creek Blvd., Austin, TX 78754

Telephone: (512) 736-7815 (the “Landlord”)

OF THE FIRST PART

- AND -

Thunder Ridge Transport, Inc. of 319 N. Main Ave., Suite 310, Springfield, MO 65806 Telephone: (623) 777-0677 (the “Tenant”)

OF THE SECOND PART

IN CONSIDERATION OF the Landlord leasing certain premises to the Tenant, the Tenant leasing those premises from the Landlord and the mutual benefits and obligations set forth in this Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Lease (the “Parties”) agree as follows:

1.	DEFINITIONS
1.	When used in this Lease, the following expressions will have the meanings indicated:
a.	“Additional Rent” means all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;
b.

“Building” means all buildings, improvements, equipment, fixtures, property and facilities from time to time located at 9807 Brown Lane Austin, Texas 78754, as from time to time altered, expanded or reduced by the Landlord in its sole discretion;

c.	“Common Areas and Facilities” mean:
i.

those portions of the Building areas, buildings, improvements, facilities, utilities, equipment and installations in or forming part of the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building including, without limitation, exterior weather walls, roofs, entrances and exits, parking areas, driveways, loading docks and area, storage, mechanical and electrical rooms, areas above and below leasable premises and not included within leasable premises, security and alarm equipment, grassed and landscaped areas, retaining walls and maintenance, cleaning and operating equipment serving the Building; and

ii.

those lands, areas, buildings, improvements, facilities, utilities, equipment and installations which serve or are for the useful benefit of the Building, the tenants of the Building or the Landlord and those having business with them, whether or not located within, adjacent to or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities;

d.

“Leasable Area” means with respect to any rentable premises, the area expressed in square feet of all floor space including floor space of mezzanines, if any, determined, calculated and certified by the Landlord and measured from the exterior face of all exterior walls, doors and windows, including walls, doors and windows separating the rentable premises from enclosed Common

Areas and Facilities, if any, and from the center line of all interior walls separating the rentable premises from adjoining rentable premises. There will be no deduction or exclusion for any space occupied by or used for columns, ducts or other structural elements;

e.	“Premises” means the commercial premises at 9807 Brown Lane Austin, Texas 78754.
f.	“Rent” means the total of Base Rent and Additional Rent.
2.	LEASED PREMISES
2.

The Landlord agrees to rent to the Tenant the commercial premises municipally described as 9807 Brown Lane Austin, Texas 78754, (the “Premises”). The Premises are more particularly described as follows:

4.89 acres lot w/15,000 sqf. warehouse & 1712 sqf. office. See attached Exhibit A. The Premises will be used for only the following permitted use (the “Permitted Use”): Transportation.

3.

While the Tenant, or an assignee or subtenant approved by the Landlord, is using and occupying the Premises for the Permitted Use and is not in default under the Lease, the Landlord agrees not to Lease space in the Building to any tenant who will be conducting in such premises as its principal business, the services of: Federal US Postal Transportation.

4.	No pets or animals are allowed to be kept in or about the Premises or in any common areas in the Building containing the Premises.
5.

Subject to the provisions of this Lease, the tenet will have non-exclusive use and access to all areas of the paved lot with special provision to leave landlord 7 tractor trailer parking spaces (the “Parking”). Only properly insured motor vehicles may b. parked in the Tenant’s space.

6.	TERM
6.	The term of the Lease commences at 12:00 noon on November 1, 2019 and ends at 12:00 noon on January 1, 2025 (the “Term”).
7.

Should the Tenant remain in possession of the Premises with the consent of the Landlord after the natural expiration of this Lease, a new tenancy from month to month will be created between the Landlord and the Tenant which will be subject to all the terms and conditions of this Lease but will be terminable upon either party giving one month’s notice to the other party.

8.	RENT
8.	Subject to the provisions of this Lease, the Tenant will pay a base rent of $13,500.00, payable per month, for the Premises (the “Base Rent”), without setoff, abatement or deduction.
9.

The Tenant will pay the Base Rent and Base Triple Net Insurance with property taxes and insurance over a twelve-month period on or before the third of each month by ACH of each and every month of the Term to the Landlord. Tenant pays 88% of $21,885, or $19,258.80 ($1,604.90 per month) in insurance and property taxes based upon the current percentage of the Premises leased by the Tenant. The percentage insurance and property taxes paid will be adjusted annually to reflect the percentage the Premises occupied by the Tenant.

10.	The Base Rent for the Premises will increase over the Term of the Lease as follows $500.00 increase annually every October.
11.	The Tenant will be charged an additional amount of $250.00 for any late payment Rent.

12.

No acceptance by the Landlord of any amount less than the full amount owed will be taken to operate as a waiver by the Landlord for the full amount or in any way to defeat or affect the rights and remedies of the Landlord to pursue the full amount.

13.	OPERATING COSTS
13.

In addition to the Base Rent and as Additional Rent, without setoff, abatement or deduction, Tenant will pay all metered utilities except those used by Apple moving (i.e. warehouse & portable building), Tenet will pay a prorated percentage of the property tax based on shared occupancy. Tenet will pay insurance based on shared occupancy. Tenant will pay for base maintenance outside the scheduled lease payment not to exceed $9,000 annually for repairs and wear of asphalt.

14.

The Tenant will pay to the lawful taxing authorities, or to the Landlord, as it may direct, as and when the same become due and payable, all taxes, rates, use fees, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in default by the Tenant and in respect of any business carried on in the Premises or in respect of the use or occupancy of the Premises by the Tenant and every subtenant, licensee, concessionaire or other person doing business on or from the Premises or occupying any portion of the Premises.

15.	LANDLORD’S ESTIMATE
15.

The Landlord may, in respect of all taxes and Operating Costs and any other items of Additional Rent referred to in this Lease compute bona fide estimates of the amounts which are anticipated to accrue in the next following lease year, calendar year or fiscal year, or portion of such year, as the Landlord may determine is most appropriate for each and of all items of Additional Rent, and the Landlord may provide the Tenant with written notice and a reasonable breakdown of the amount of any such estimate, and the Tenant, following receipt of such written notice of the estimated amount breakdown will pay to the Landlord such amount, in equal consecutive monthly installment throughout the applicable period with the monthly installment of Base Rent. With respect to any item of Additional Rent which the Landlord has not elected to estimate from time to time, the Tenant will pay to the Landlord the amount of such item of Additional Rent, determined under the applicable provisions of this Lease, immediately upon receipt of an invoice setting out such items of Additional Rent. Within one hundred and twenty (120) days of the conclusion of each year of the Term or a portion of a year, as the case may be, calendar year or fiscal year, or portion of such year, as the case may be, for which the Landlord has estimated any item of Additional Rent, the Landlord will compute the actual amount of such item of Additional Rent, and make available to the Tenant for examination a statement providing the amount of such item of Additional Rent and the calculation of the Tenant’s share of that Additional Rent for such year or portion of such year. If the actual amount of such items of Additional Rent, as set out in the any such statement, exceeds the aggregate amount of the installment paid by the Tenant in respect of such item, the Tenant will pay to the Landlord the amount of excess within fifteen (15) days of receipt of any such statement. if the contrary is the case, any such statement will be accompanied by a refund to the Tenant of any such overpayment without interest, provided that the Landlord may first deduct from such refund any rent which is then in arrears.

16.	USE AND OCCUPATION
16.

The Tenant will carry on business under the name of Thunder Ridge Transport and will not change such name without the prior written consent of the Landlord, such consent not to be unreasonably withheld. The Tenant will open the whole of the Premises or business to the public fully fixtured, stocked and staffed on the date of commencement of the Term and throughout the Term, and will continuously occupy and utilize entire Premises in the active conduct of its business in a reputable manner on such days and during such hours of business as may be determined from time to time by the Landlord.

17.

The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with all statutes, bylaws, rules and regulations of any federal, state, municipal or other competent authority and will not do anything on or in the Premises in contravention of any of them.

18.

The Landlord will allow the tenant to assume any vacated parking which was originally retained for Minor Moving should the business conditions change, and the space is no longer needed by the Landlord for the dedicated business. Additionally, the Landlord agrees to lease the warehouse to the Tenant in the event the Landlord no longer occupies the structure. Should either of the conditions in this provision occur, the Landlord and Tenant will negotiate the increase paid by the Tenant at that time.

19.	FIRST RIGHT OF REFUSAL
19.

During the term of this Lease, provided the Tenant is not currently in default in the performance of any term of this Lease, before the Tenant may sell the Leased Premises to a third party, Landlord shall first offer the Leased Premises to the Tenant following the procedures set forth in this Section. Tenant shall have ten (10) days following the date Landlord first presents Tenant such offer to decide whether to try to negotiate an agreement for the purchase of the Lease Premises from the Landlord.

20.

If Tenant desires to try to negotiate such an agreement, Tenant shall, within said 10 day period, deliver to the Landlord written notice thereof. Promptly after receipt of such notice, the parties shall commence good faith negotiations exclusively with each other for a period not to exceed 90 days after the date Landlord gives the requisite notice to Tenant.

21.

If Landlord does not receive said notice within said 10-day period, or if Landlord receives said notice within said period but Tenant and Landlord do not enter into a legally binding, written agreement for the purchase and sale of the Leased Premises within said 90-day period, Landlord shall be free to enter into an agreement with a third party on terms (considered as a whole) no more favorable to the third party than the Tenant offered to Landlord.

22.

If Landlord does not enter into a legally binding, written agreement with a third party within the 90 day period, Landlord’s right to sell the Leased Premises to a third party shall expire and the procedure described in this Section shall be applicable again, and the Landlord, prior to selling the Leased Premises to a third party, shall first offer to try to negotiate the sale of the Leased Premises to the Tenant. For the elimination of doubt, upon each repetition of this procedure, notice shall once again be due.

23.	QUIET ENJOYMENT
23.	The Landlord covenants that on paying the Rent and performing the covenants contained in this Lease, the Tenant will peacefully and quietly have, hold, and enjoy the Premises for the agreed term.
24.	DISTRESS
24.

If and whenever the Tenant is in default in payment of any money, whether hereby expressly reserved or deemed as rent, or any part of the rent, the Landlord may, without notice or any form of legal process, enter upon the Premises and seize, remove and sell the Tenant’s goods, chattels and equipment from the Premises or seize, remove and sell any goods, chattels and equipment at any place to which the Tenant or any other person may have removed them, in the same manner as if they had remained and been distrained upon the Premises, all notwithstanding any rule of law or equity to the contrary, and the Tenant hereby waives and renounces the benefit of any present or future statute or law limiting or eliminating the Landlord’s right of distress.

25.	OVERHOLDING
25.

If the Tenant continues to occupy the Premises without the written consent of the Landlord after the expiration or other termination of the Term, then, without any further written agreement, the Tenant will be a month-to-month tenant at a minimum monthly rental equal to twice the Base Rent and subject always to all of the other provisions of this Lease insofar as the same are applicable to a month-to-month tenancy and a tenancy from year to year will not be created by implication of law.

26.	ADDITIONAL RIGHTS ON REENTRY
26.	If the Landlord reenters the Premises or terminates this Lease, then:
a.	notwithstanding any such termination or the Term thereby becoming forfeited void, the provisions of this Lease relating to the consequences of termination survive;
b.

the Landlord may use such reasonable force as it may deem necessary for the purpose of gaining admittance to and retaking possession of the Premises and the Tenant hereby releases the Landlord from all actions, proceedings, claims and demands whatsoever for and in respect of any such forcible entry or any loss of damage in connection therewith or consequential thereupon;

c.

the Landlord may expel and remove, forcibly, if necessary, the Tenant, those claiming under the Tenant and their effects, as allowed by law, without being taken or deemed to be guilty of any manner of trespass;

d.

in the event that the Landlord has removed the property of the Tenant, the Landlord may store such property in a public warehouse or at a place selected by the Landlord, at the expense of the Tenant. If the Landlord feels that it is not worth storing such property given its value and the cost to store it, then the Landlord may dispose of such property in its sole discretion and use such funds, if any, towards any indebtedness of the Tenant to the Landlord. The Landlord will not be responsible to the Tenant for the disposal of such property other than to provide any balance of the proceeds to the Tenant after paying any storage costs and any amounts owed by the Tenant to the Landlord;

e.

the Landlord may relet the Premises or any part of the Premises for a term or perms which may be less or greater than the balance of the Term remaining and may grant reasonable concessions in connection with such reletting including any alterations and improvements to the Premises;

f.

after reentry, the Landlord may procure the appointment of a receiver to take possession and collect rents and profits of the business of the Tenant, and, if necessary to collect the rents and profits the receiver may carry on the business of the Tenant and take possession of the personal property used in the business of the Tenant, including inventory, trade fixtures, and furnishings, and use them in the business without compensating the Tenant;

g.

after reentry, the Landlord may terminate the Lease on giving 5 days’ written notice of termination to the Tenant. Without this notice, reentry of the Premises by the Landlord or its agents will not terminate this Lease;

h.	the Tenant will pay to the Landlord on demand:
i.	all rent, Additional Rent and other amounts payable under this Lease up to the time of reentry or termination, whichever is later;
ii.

reasonable expenses as the Landlord incurs or has incurred in connection with the reentering, terminating, reletting, collecting sums due or payable by the Tenant, realizing upon assets seized; including without limitation, brokerage, fees and expenses and legal fees and disbursements and the expenses of keeping the Premises in good order, repairing the same and preparing them for reletting; and

iii.

as liquidated damages for the loss of rent and other income of the Landlord expected to be derived from this Lease during the period which would have constituted the unexpired portion of the Term had it not been terminated, at the option of the Landlord, either:

1.

an amount determined by reducing to present worth at an assumed interest rate of twelve percent (12%) per annum all Base Rent and estimated Additional Rent to become payable during the period which would have constituted the unexpired portion of the Term, such determination to be made by the Landlord, who may make reasonable estimates of when any such other amounts would have become payable and may make such other assumptions of the facts as may be reasonable in the circumstances; or

2.	an amount equal to the Base Rent and estimated Additional Rent for a period of six (6) months.
27.	INSPECTIONS
27.

Tenant acknowledges that it inspected the Premises, including the grounds and all buildings and improvements, and that they are, at the time of the execution of this Lease, good order, good repair, safe, clean, and tenantable condition.

28.	RENEWAL OF LEASE
28.

Upon giving written notice no later than 90 days before the expiration of the Term, the Tenant may renew this Lease for an additional term. All terms of the renewed lease will be the same except for any signing incentives/inducements and this renewal clause.

29.	SIGNING INCENTIVES
29.	The Landlord will give, make or perform the following signing incentives: The Landlord will prorate the November 2019 lease according to access to the property.
30.	TENANT IMPROVEMENTS
30.	The Tenant may make the following improvements to the Premises:
a.

The Landlord has agreed to allow Tenant to expand the warehouse to accommodate on site vehicle maintenance and the landlord will contribute $15,000.00 toward the $51,000.00 estimated construction cost; and

b.

The landlord has agreed to allow tenet to excavate and replaces the concrete access to the office building which will make the entrance ADA compliant. The landlord has agreed to contribute $1,500.00 towards the $2,850 estimated construction cost.

31.	UTILITIES AND OTHER COSTS
31.	The Tenant is responsible for the direct payment of the following utilities and other charges in relation to the Premises: electricity, natural gas, water, sewer, telephone, internet and cable.
32.	INSURANCE
32.

The Tenant is hereby advised and understands that the personal property of the Tenant is not insured by the Landlord for either damage or loss, and the Landlord assumes no liability for any such loss. The Tenant is advised that, if insurance coverage is desired by the Tenant, the Tenant should inquire of Tenant’s insurance agent regarding a Tenant’s policy of insurance.

33.

Excepting gross negligence or intentional harm, the Tenant is not responsible for insuring the Landlord’s contents and furnishings in or about the Premises for either damage and loss, and the Tenant assumes no liability for any such loss.

34.

The Tenant is not responsible for insuring the Premises for either damage and loss to the structure, mechanical or improvements to the Building on the Premises, and the Tenant assumes no liability for any such loss.

35.	ABANDONMENT
35.

If at any time during the Term, the Tenant abandons the Premises or any part of the Premises, the Landlord may, at its option, enter the Premises by any means without being liable for any prosecution for such entering, and without becoming liable to the Tenant for damages or for any payment of any kind whatever, and may, at the Landlord’s discretion, as agent for the Tenant, relet the Premises, or any part of the Premises, for the whole or any part of the then unexpired Term, and may receive and collect all rent payable by virtue of such reletting, and, at the Landlord’s option, hold the Tenant liable for any difference between the Rent that would have been payable under this Lease during the balance of the unexpired Term, if this Lease had continued in force, and the net rent for such period realized by the Landlord by means of the reletting. If the Landlord’s right of reentry is exercised following abandonment of the premises by the Tenant, then the Landlord may consider any personal property belonging to the Tenant and left on the Premises to also have been abandoned, in which case the Landlord may dispose of all such personal property in any manner the Landlord will deem proper and is relieved of all liability for doing so.

36.	GOVERNING LAW
36.

It is the intention of the Parties to this Lease that the tenancy created by this Lease and the performance under this Lease, and all suits and special proceedings under this Lease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Texas, without regard to the jurisdiction in which any action or special proceeding may be instituted.

37.	SEVERABILITY
37.

If there is a conflict between any provision of this Lease and the applicable legislation of the State of Texas (the ‘Act’), the Act will prevail and such provisions of the Lease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Lease.

38.	ASSIGNMENT AND SUBLETTING
38.

The Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Premises, nor grant any license or part with possession of the Premises or transfer to any other person in whole or in part or any other right or interest under this Lease (except to a parent, subsidiary or affiliate of the Tenant), without the prior written consent of the Landlord in each instance, which consent will not be unreasonably withheld so long as the proposed assignment or sublease complies with the provisions of this Lease.

39.	Notwithstanding any assignment or sublease, the Tenant will remain fully liable on this Lease and will not be released from performing any of the terms, covenants and conditions of this Lease.
40.

If the Lease is assigned or if the Premises or any part of the Premises are sublet or occupied by anyone other than the Tenant, the Landlord may collect rent directly from the assignee, subtenant or occupant, and apply the net amount collected, or the necessary portion of that amount, to the rent owing under this Lease.

41.	The prohibition against assigning or subletting without the consent required by this Lease will be constructed to include a prohibition against any assignment or sublease by operation of law.
42.	The consent by the Landlord to any assignment or sublease will not constitute a waiver of the necessity of such consent to any subsequent assignment or sublease.
43.	BULK SALE

43.

No bulk sale of goods and assets of the Tenant may take place without first obtaining the written consent of the Landlord, which consent will not be unreasonably withheld so long as the Tenant and the Purchaser are able to provide the Landlord with assurances, in a form satisfactory to the Landlord, that the Tenant’s obligations in this Lease will continue to be performed and respected, in the manner satisfactory to the Landlord, after completion of the said bulk sale.

44.	ADDITIONAL PROVISIONS
44.	The landlord has agreed to a 5-year option (2025-2030) after the completion of the original lease scheduled to expire January 2025.
45.	The landlord has agreed to a lease buyout equivalent to one-year lease in the event 75% or more of the Tenant’s USPS contracts are cancelled.
46.	CARE AND USE OF PREMISES
46.	The Tenant will promptly notify the Landlord of any damage, or of any situation that may significantly interfere with the normal use of the Premises.
47.

Vehicles which the Landlord reasonably considers unsightly, noisy, dangerous, improperly insured, inoperable or unlicensed are not permitted in the Tenant’s parking stall(s), and such vehicles may be towed away at the Tenant’s expense. Parking facilities are provided at the Tenant’s own risk. The Tenant is required to park in only the space allotted to them.

48.	The Tenant will not make (or allow to be made) any noise or nuisance which, in the reasonable opinion of the Landlord, disturbs the comfort or convenience of other tenants.
49.	The Tenant will not engage in any illegal trade or activity on or about the Premises.
50.	The Landlord and Tenant will comply with standards of health, sanitation, fire, housing and safety as required by law.
51.	SURRENDER OF PREMISES
51.

At the expiration of the lease term, the Tenant will quit and surrender the Premises in as good a state and condition as they were at the commencement of this Lease, reasonable use and wear and damages by the elements excepted.

52.	HAZARDOUS MATERIALS
52.

The Tenant will not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire on the Premises or that might be considered hazardous by any responsible insurance company.

53.	RULES AND REGULATIONS
53.

The Tenant will obey all rules and regulations posted by the Landlord regarding the use and care of the Building, parking lot and other common facilities that are provided for the use of the Tenant in and around the Building on the Premises.

54.	GENERAL PROVISIONS
54.

Any waiver by the Landlord of any failure by the Tenant to perform or observe the provisions of this Lease will not operate as a waiver of the Landlord’s rights under this Lease in respect of any subsequent defaults, breaches or nonperformance and will not defeat or affect in any way the Landlord’s rights in respect of any subsequent default or breach.
55.

This Lease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Lease. All covenants are to be construed as conditions of this Lease.

56.	All sums payable by the Tenant to the Landlord pursuant to any provision of this Lease will be deemed to be Additional Rent and will be recoverable by the Landlord as rental arrears.
57.	Where there is more than one Tenant executing this Lease, all Tenants are jointly and severally liable for each other’s acts, omissions and liabilities pursuant to this Lease.
58.	Time is of the essence in this Lease.
59.

This Lease will constitute the entire agreement between the Landlord and the Tenant. Any prior understanding or representation of any kind preceding the date of this Lease will not be binding on either party to this Lease except to the extent incorporated in this Lease. In particular, no warranties of the Landlord not expressed in this Lease are to be implied.

IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures under hand and seal, or by a duly authorized officer under seal, on this 30th day of October, 2019.

Apple Moving, INC. (Landlord)

/s/ Witness
(Witness)
	Per:	/s/ Jon Minor	(SEAL)

Thunder Ridge Transport (Tenant)

/s/ Witness
(Witness)
	Per:	/s/ Damon Cuzick	(SEAL)